Exhibit 10.21
CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE 406
Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. The omitted materials have been filed separately with the Securities and Exchange Commission.
CHINA HYDROELECTRIC CORPORATION
August 01, 2009
Michael H. Best
Best@snet.net
Dear Michael,
We at China Hydroelectric Corporation (“CHC”) are pleased to engage your services on a consulting basis.
The consulting agreement describing your relationship with us is set forth below:
CONSULTING AGREEMENT
This consulting agreement (the “Agreement”) outlines the terms pursuant to which CHC engages Michael H. Best, a person residing in the State of Connecticut (“Best” or the “Consultant”), with respect to performing consulting services for CHC.
I.	ENGAGEMENT
CHC hereby engages and retains Best as the Consultant to perform the Services (as that term is hereinafter defined) and Best hereby accepts such appointment on the terms and subject to the conditions hereinafter set forth and agrees to use his best efforts in providing such Services.
II.	INDEPENDENT CONTRACTOR
Best shall be, and in all respects be deemed to be, an independent contractor in the performance of his duties hereunder, any law of any jurisdiction to the contrary notwithstanding.
A.	No activity, employment, venture, business or other pursuit of Best during the term of this Agreement shall conflict with Best’s obligations under this Agreement or be adverse to CHC’s interests during the term of this Agreement.

III.	SERVICES

A.	Best shall provide CHC with the following services (the “Services”), which are being rendered in connection with CHC’s business of acquiring hydroelectric projects (altogether, the “Transactions”) located in the People’s Republic of China (the “PRC”).
Best agrees to render his Services to CHC for a year period commencing on signing of this
558 Lime Rock Road, Lakeville, Connecticut 06039
Telephone: (860) 435-7000 Facsmile: (860) 435-6540

Agreement and renewable annually upon the mutual consent of both parties:
1.	Due Diligence: At least 50% of your time will be spent on project acquisition and management as follows: i) assist CHC, as needed, to provide engineering input re on-the-ground China activities including reviews, analysis, reports and recommendations of the engineering and construction aspects of CHC operations, including: i) all potential acquisition targets (“PATs”) as presented by CHC management team; and ii) all expansion and construction of existing projects; and iii) any development projects.

Internal Reports: Prepare internal engineering due diligence reports on PATs for CHC management and supply descriptions and information of assets as needed for Company collateral documents and offering materials.

2.	Investor Road Show Activities: 50% of your time will be available to assist CHC with respect to your area of expertise to execute its investor road shows.

Board of Director Reports: Advise CHC Board of Directors when required, including written and PowerPoint reports.
B.	In conjunction with the Services, Best agrees to:
1.	Make himself available to CHC during normal business hours for reasonable periods of time, on telephonic conference calls and when requested, at other physical locations subject to reasonable advance notice and mutually convenient scheduling, for the purpose of rendering the Services to CHC in connection with the Transactions.
IV.	COMPENSATION
In consideration for the Services, the CHC agrees that Best shall be entitled to compensation as follows:
A.	CHC shall pay Best [***] annually and in addition, Best shall be eligible for stock options and bonuses at the discretion of the Board of Directors.
V.	EXPENSES
A.	It is expressly agreed and understood that CHC will reimburse Best for all reasonable expenses incurred in the provision by him of the Services, including travel, hotel, local transportation, and meal expenses incurred by him relating to the Transactions, all to be approved by CHC in advance.
VI.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

A.	Best acknowledges that by the very nature of his relationship with CHC and its affiliates, he will, from time to time, have knowledge of or access to confidential and material non-public information, and Best hereby agrees and covenants that:
1.	Best will utilize reasonable efforts to safeguard and prevent the dissemination by him of such information to third parties unless authorized in writing by CHC to do so as may be necessary in the performance of his Services under this Agreement.
B.	EXECUTION. The execution, delivery and performance of this Agreement, in the time and manner herein specified, will not conflict with, result in a breach of, or constitute a default under any existing agreement, indenture, or other instrument to which Best is a party or by which he may be bound or affected.
C.	CORPORATE AUTHORITY. CHC and Best have full legal authority to enter into this Agreement and to perform the same in the time and manner contemplated.
D.	The individuals whose signatures appear below are authorized to sign this Agreement on behalf of themselves or their respective parties.
VII.	TERM AND TERMINATION
A.	The term of this Agreement shall extend one year from the execution of this Agreement.
VIII.	OTHER MATERIAL TERMS AND CONDITIONS:

A.	LAWS OF THE STATE OF NEW YORK. This Agreement shall be deemed to be made in, governed by and interpreted under and construed in all respects in accordance with the laws of the State of New York, irrespective of the country or place of domicile or residence of either party.

B.	MODIFICATION AND WAIVER. A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed with the same formality as this Agreement.
If you are in agreement with the foregoing, please so indicate in the space provided below.

Sincerely,
By:	/s/ Mary E. Fellows
Mary E. Fellows
Executive Vice President China Hydroelectric Corporation

APPROVED

By:	/s/ Michael H. Best
Michael H. Best

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